Exhibit 10.27

CONFIDENTIAL – By Electronic Mail

January 16, 2012

Mr. James M. Lynde

Dear Jim:

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), we would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about having you join Spirit.

Your title will be Senior Vice President – Human Resources, and you will report to B. Ben Baldanza, President and CEO. Your annualized base salary will be $275,000. This offer is contingent upon your passing required Company and TSA background checks as well as your signing and returning this letter to us no later than January 18, 2012, and commencing employment on or prior to January 30, 2012. Our Human Resources Department will be in touch with you to coordinate pre-employment arrangements before that date.

You will be eligible to participate in the Company’s Performance Incentive Plan (PIP) with respect to 2012 on the same terms as other senior officers of the Company, provided that your participation will be on a pro-rated basis based on your start date. While the final 2012 PIP metrics have not yet been approved by the Compensation Committee of the Board, in your case the overall PIP target percentage will be 70% of base salary. All compensation will be subject to applicable required withholdings and deductions.

Management will recommend to the Committee that you be granted an initial incentive award of 80,000 units of equity compensation, in the same form as for 2012 grants to other senior officers and subject to the terms and conditions of the Company’s equity incentive plan. We expect this award will be made at the next meeting of the Compensation Committee, scheduled for early February.

On your start date, you will be eligible for Company-sponsored employee benefits, including medical, life, dental, and vision insurance and participation in flexible benefits plan. Depending on the benefits selected, there may be an employee contribution. In addition, you and your immediate family will be eligible for positive space airline travel privileges on Spirit. You also will receive travel privileges on other specified airlines subject to their policies and their respective agreements with the Company.

You will be eligible to participate in the Company’s 401K Plan and will be provided with Company-paid long term disability insurance, according to the terms and conditions of those plans.

Exhibit 10.27

You will receive three weeks paid vacation per year.

To assist with your relocation to South Florida, the Company is prepared to reimburse you for up to $60,000 in relocation expenses that are documented in reasonable detail (provided that, within this allowance, individual expenses of $500 or less, and aggregating not more than $10,000, need not be documented).

This position qualifies you for participation in the Spirit Airlines Executive Severance Plan. In addition, you will be covered by the Company’s D&O insurance policy.

Exhibit 10.27

Should you have any questions, please do not hesitate to let us know. We look forward to you joining us as we build the first Ultra Low Cost Carrier in the Americas.

Sincerely,

SPIRIT AIRLINES, INC.            Agreed & Accepted,

/s/ Thomas C. Canfield                /s/ James M. Lynde
____________________________        __________________________________
Name:    Thomas C. Canfield            James M. Lynde
Title:    SVP and General Counsel
Acting VP, Human Resources

cc:    B. Ben Baldanza, President and CEO

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